Exhibit 21.1

Subsidiaries of Athenex, Inc.

Subsidiary Companies	Jurisdiction of Incorporation
Athenex API Limited	Hong Kong
Athenex Belgium	Belgium
Athenex Biomedical International Holdings Limited	Hong Kong
ATHENEX CIDAL HOLDINGS I, S.A.	Panama
ATHENEX CIDAL HOLDINGS II, S.A.	Panama
ATHENEX CIDAL PANAMA, S.A.	Panama
Athenex Cidal Columbia S.A.S.	Columbia
Athenex Cidal Argentina S.A.U.	Argentina
Athenex Cidal Chile SpA	Chile
Athenex Cidal Costa Rica S.A.	Costa Rica
Athenex Cidal Peru, S.A.C.	Peru
Athenex Cidal Ecuador ATHENEXCUA S.A.	Ecuador
Athenex Cidal Guatemala S.A.	Guatemala
Athenex Euro Limited	United Kingdom
Athenex HK Innovative Limited	Hong Kong
Athenex Manufacturing China Limited	British Virgin Islands
Athenex Pharma Solutions, LLC	Delaware
Athenex Pharmaceuticals Co., Ltd.	Taiwan
Athenex Pharmaceutical Division, LLC	Delaware
Athenex Pharmaceuticals (China) Limited	Hong Kong
Athenex Pharmaceuticals (Chongqing) Limited	People’s Republic of China
Athenex Pharmaceuticals (Hong Kong) Limited	Hong Kong
Athenex Pharmaceuticals International Holdings Limited	Hong Kong
Athenex Pharmaceuticals LLC	Delaware
Athenex R&D LLC	Delaware
Athenex Therapeutics Limited	Hong Kong
AtheSino Holdings Limited	British Virgin Islands
Atis Science and Technology Company Limited	Hong Kong
Axis Therapeutics Limited	Hong Kong
Bioksy Investments Ltd.	British Virgin Islands
Chongqing MJ Medical Devices Co., Ltd.	People’s Republic of China
Chongqing MJ Medical Sciences Co., Ltd.	People’s Republic of China
Chongqing Taihao Pharmaceutical Co., Ltd.	People’s Republic of China
Chongqing Sintaho Pharmaceutical Co., Ltd.	People’s Republic of China
Comprehensive Drug Enterprises Limited	Hong Kong
Excel Bloom Limited	British Virgin Islands
Maxinase Life Sciences Limited	Hong Kong
Meridian East Limited	British Virgin Islands
MJ Medical Gel Systems Limited	Hong Kong
Nuwagen Limited*	Hong Kong
Peterson Athenex Pharmaceuticals, LLC*	Delaware
Polymed Therapeutics, Inc.	Texas
Renascence Therapeutics Limited*	Hong Kong

* Minority-owned